UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 11, 2015, we entered into a revolving credit agreement (the “Agreement”) for a senior unsecured revolving credit facility in an aggregate principal amount of $500 million with JPMorgan Chase Bank, N.A. and HSBC Bank USA, National Association. The revolving facility matures on July 31, 2015.

Under the Agreement, we and certain of our subsidiaries that we may designate may borrow advances up to the aggregate amount of the unused commitments under the revolving facility on or after June 11, 2015 and before the termination of the Agreement. Under the Agreement, we guarantee the obligations of any subsidiary borrower. We have the right, upon certain conditions, to terminate in whole or reduce ratably in part the unused portions of the respective commitments of the lenders. All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on LIBOR or base rate, at our election, plus an applicable margin (as determined pursuant to the Agreement). In the case of a borrowing that bears interest based on LIBOR, the rate will be determined by reference to the rating of our long-term senior unsecured debt.

The Agreement requires us to maintain a minimum shareholders’ equity of not less than $24.6 billion. The Agreement’s definition of minimum shareholders’ equity excludes accumulated other comprehensive income or losses, the cumulative effects of any changes in accounting principles, and any income or losses recognized in connection with the ongoing application of any “mark-to-market” accounting adopted in respect of pension and other retirement plans. The Agreement also contains customary representations, covenants and events of default.

We expect to use the Agreement for general corporate purposes, including for working capital purposes. The lenders under the Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and some of our subsidiaries have entered into foreign exchange and other derivatives arrangements with the lenders and their affiliates.

This description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which we will file with our Annual Report on Form 10-Q for the fiscal quarter ended June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

Date: June 11, 2015